UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 1, 2014

PORT OF CALL ONLINE, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-188575	27-2060863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1670 Sierra Avenue, Suite 402
Yuba City, CA 95993
(Address of principal executive offices)

Registrant’s telephone number, including area code: (530) 676-7873

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On November 28, 2014 US Mining and Minerals Corporation entered into a Purchase Agreement in which US Mining and Minerals Corp. agreed to sell its fee simple property interest and certain mining claims to US Mine Corp. On December 1, 2014, US Mine Corp assigned its rights and obligations under the Purchase Agreement to Port of Call Online, Inc. (the “Registrant”) pursuant to an Assignment of Purchase Agreement. As a result of the Assignment, the Registrant assumed the purchaser position under the Purchase Agreement. The Purchase Agreement involves the sale of approximately 280 acres of mining property containing 5 placer mining claims known as the Snow White Mine. The Snow White Mine property is located near Barstow, California in San Bernardino County. The property is covered by a Conditional Use Permit allowing the mining of the property and a Plan of Operation and Reclamation Plan has been approved by San Bernardino County and the US Bureau of Land Management.

The purchase price of the Snow White Mine property is $650,000 to be paid as follows: (i) $50,000 paid by the Registrant at the time the Assignment Agreement was signed, and (ii) the balance of $600,000 to be paid at closing. The Registrant will use borrowed funds to finance the purchase of the property. The closing is subject to an escrow period of up to 45-days during which time US Mining and Minerals Corp. must satisfy certain conditions including the delivery of a signed Release Agreement between the current owners of certain mineral and water rights on the property and US Mining and Minerals Corp. (set forth as Exhibit 1 to the Purchase Agreement) and a final acceptable title report.

The Registrant believes the Snow White Mine property contains commercially viable amounts of natural pozzolan which is used extensively as a Supplementary Cementitious Material for residential, industrial, commercial, and road construction.

Scott Dockter, the Registrant’s CEO and major shareholder, is also an officer, Director and shareholder of US Mine Corp.

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits

10.1     Assignment of Purchase Agreement of Snow White Mine dated December 1,2014
99.1     Press Release dated December 2, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2014	PORT OF CALL ONLINE, INC.

	By:	/s/ Scott Dockter
Scott Dockter
Chief Executive Officer

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